EXHIBIT 99.1

December 14, 2007

Dear Shareholder:

We wanted to take this opportunity to update you on a number of positive developments at Ladenburg Thalmann Financial Services Inc. (“Ladenburg”) over the past several months which we believe will increase shareholder value. As an example of the dramatic changes afoot, on a pro forma basis(1), we expect Ladenburg’s 2007 revenues to approach $150 million with adjusted EBITDA(2) of $18 to $20 million. Reported revenues for the 2006 year were $46.86 million with adjusted EBITDA of $3.8 million.

We are successfully implementing our strategy to grow and enhance our investment banking and brokerage capabilities both organically and through acquisitions, with a particular emphasis on South Florida and the independent broker model. We also continue to excel in the area of Specified Purpose Acquisition Companies (“SPACs”), a market that remains very robust despite pressures in the financial services sector. We are pleased to inform you that after a year of significant progress and transition in 2006, 2007 is shaping up to be even better.

So far this year, we have seen significant growth in revenues and cash generation due primarily to increased investment banking, underwriting and investment advisory fees. We have also taken steps to strengthen our balance sheet and to increase shareholders’ equity. Also, in June of this year, Ladenburg was added to the Russell 2000® Index and Russell 3000® Index.

Investacorp Acquisition

We are very pleased with Ladenburg’s strategic acquisition of Investacorp, which we announced in the third quarter. Investacorp is a full service broker-dealer with approximately 500 Registered Representatives nationwide and more than $8.5 billion in client assets. We expect this transforming acquisition to nearly double Ladenburg’s revenue and significantly bolster our operating profits beginning in the fourth quarter of this year. Investacorp’s more predictable income stream highly complements our more variable capital markets businesses and should lead to smoother operating results throughout the year.

But perhaps most intriguing is that Investacorp catapults Ladenburg into the fastest growing part of the retail business in recent years —the independent contractor model. Under this model, which Investacorp employs, brokers are independent contractors who receive supervision, compliance, and operating support from the parent company. The broker is an entrepreneur, responsible for paying for his/her own office, health insurance, administrative support and the like, and receiving a sizeable payout from the income he/she generates. While the operating margins in this model and the employee broker model are similar, the independent contractor model allows the parent firm to achieve scale without significantly increasing fixed costs, providing more flexibility to its retail distribution system.

Investacorp has a strong management team that will continue to run this business. Importantly, this team has the ability to manage a materially larger broker count —and we believe there is a substantial opportunity both organically and by acquisition to grow the independent contractor business and to be a consolidator in this space. It is worth noting that approximately 38% of the brokers in the U.S. operate as independent contractors, so this is really only the tip of the iceberg.

We have already begun to look for ways to help Investacorp build on its successful business model through technology investments so that it can become the clear choice for independent Registered Representatives nationwide. Investacorp was a valuable first step toward our goal of increasing Ladenburg’s presence in this space and there are many small public and private companies which would be natural add-ons.

SPACs

Ladenburg also remains a leader in the growing SPAC space, having led or co-managed 19 SPACs so far this year, raising in excess of $4.5 billion for the firm’s clients. Despite tumultuous conditions in the financial markets of late, the SPAC market continues to grow at a robust pace. In fact, SPAC fundraising is up 325% in 2007 year to date as compared to the same 2006 period.

We are proud of our leadership position in the SPAC industry and expect it will continue to be a significant business for us. An interesting component of SPAC transactions is that in addition to the compensation Ladenburg receives on origination of the SPAC, the firm also earns the right to potentially sizeable deferred fees upon a SPAC’s completion of a business transaction. As of November 30, 2007, Ladenburg had unrecorded potential deferred fees of more than $40 million, or $24 million net of expenses. In our most recent earnings announcement for the third quarter, we noted that the firm had received $3.2 million in deferred fees, net of expenses, in October.

Outlook

In terms of outlook, Ladenburg has performed well year-to-date and we expect both revenues and adjusted EBITDA in the second half of the year to exceed those of the first half — making 2007 a banner year for the firm. We have taken a number of steps, both internally and externally, to propel Ladenburg forward and we are excited about the tremendous growth of the firm this year. As noted above, on a pro forma basis, we expect our 2007 revenues to approach $150 million with 2007 adjusted EBITDA of $18 to $20 million.

While no financial services company is immune from the effects of short-term volatility in the capital markets, we believe our business is well positioned in the current market environment to sustain our growth. Ladenburg is not engaged in underwriting or trading of mortgage securities and has no direct exposure to the subprime mortgage market. We are very pleased with the significant progress we are making in 2007 and are confident we have the right team and strategy in place to drive Ladenburg’s future growth and enhance shareholder returns over the long term. It’s certainly a very exciting time in Ladenburg’s 128 year history.

We thank you for your continued support.

Sincerely,

Phillip Frost, M.D. Chairman of the Board	Richard J. Lampen President & Chief Executive Officer

(1) Pro forma figures include results and projections pertaining to the Investacorp acquisition.

(2) Earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted for gains or losses on sales of assets, non-cash compensation expense, and loss on extinguishment of debt is a key metric we use in evaluating our financial performance. EBITDA is considered a non-GAAP financial measure as defined by Regulation G promulgated by the SEC under the Securities Act of 1933, as amended. We consider EBITDA, as adjusted, important in evaluating our financial performance on a consistent basis across various periods. Due to the significance of non-recurring items, EBITDA, as adjusted, enables our Board of Directors and management to monitor and evaluate the business on a consistent basis. We use EBITDA, as adjusted, as a primary measure, among others, to analyze and evaluate financial and strategic planning decisions regarding future operating investments and potential acquisitions. We believe that EBITDA, as adjusted, eliminates items that are not part of our core operations, such as debt extinguishment expense, or do not involve a cash outlay, such as stock-related compensation. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

This letter includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding future financial results and profitability, future contributions of the Investacorp business and future market opportunities. These statements are based on our current expectations or beliefs and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive and/or regulatory factors, and other risks and uncertainties affecting the operation of our business. These risks, uncertainties and contingencies include those set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, as amended, and other factors detailed from time to time in our other filings with the Securities and Exchange Commission, including but not limited to, our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2007. The information set forth herein should be read in light of such risks. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.